NEWS RELEASE

INTERNATIONAL GOLD CORP APPOINTS DAN CAPPARELLI AS
V.P. MINE DEVELOPMENT & OPERATIONS

Vancouver, B.C., January 23, 2015 – International Gold Corp. (“the Company”) has appointed Mr. Dan Capparelli as the new V.P. of Mine Development and Operations.

Dan Capparelli has been associated with the mining industry for over 21 years, primarily in the Western United States. Mr. Capparelli has been fortunate to have been associated with several successful gold projects as Project Superintendent & Operations Manager. Mr. Capparelli began his career as a narrow vein underground miner in 1994, in the Silver Valley Mining District, Idaho, and has steadily progressed through the mining industry.

Dan has held management and superintendent positons with American Mining & Tunneling, Lake Mountain Mining, Redpath and other mining company’s with “hands on” leadership roles ensuring the successful completion of several projects. The Nevada Mining Association not only awarded him the “Safety Award,” he was also awarded the Superintendent of the Year in 2008.

Mark Walmesly, President and CEO, noted “We are extremely pleased to have Dan join our management team. His experience in the field and industry will serve to enhance our project and future plans. Dan will be responsible for the design and implementation of our underground mining methods, ventilation standards, and MSHA compliance for our Goldfield Project.”

Mark further stated that: “International Gold Corp has taken on a new direction and business plan in the past few months and we feel that our project has not only merit, but considerable potential as we move forward and build our Board and Management team. We are also pleased to announce that the Company is currently engaged with legal counsel to pursue a joint listing on the Canadian Stock Exchange (the “CSE”) for the benefit of our Canadian investors and shareholders.”

About the Property

The Goldfield Bonanza Property is geographically located adjacent to the historic gold producing district of Goldfield, Nevada.  The Goldfield District was discovered in 1903 and has produced intermittently since that time, with the last recorded production coming from open pit operations conducted during the 1980’s.

International Gold Corp is now advancing the property towards underground production. Benefiting from the existing underground infrastructure and the 15 years of rehab and exploration work completed by Lode-Star Gold, the Company is confident that the presently identified ore zones can be extracted.

The Company is diligently working on its mine plan and personnel recruitment. All compliance and permitting actions are also currently being addressed.

For More information please contact:

Mark Walmesley, President and CEO
International Gold Corp.
Phone: 778-370-1372
Email: markw@internationalgoldcorp.com

Safe Harbor Statement and Forward-Looking Statements

This news release may contain forward-looking statements that involve known and unknown risks, uncertainties and other factors which may cause ITGC’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements.  Forward-looking statements reflect ITGC’s current views with respect to future events and are based on assumptions and subject to risks and uncertainties. Given these uncertainties, investors should not place undue reliance on these forward-looking statements.  Except as required by law, ITGC assumes no obligation to update any forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in any forward-looking statements, even if new information becomes available in the future.